Exhibit 10.1

SEPARATION AGREEMENT & GENERAL RELEASE

This is a Separation Agreement and General Release (“Separation Agreement”) entered into this 15th day of August, 2013, by and among Northeast Bancorp (the “Company”), Northeast Bank(together with the Company, “Northeast”) and Heather P. Campion (“Ms. Campion” or the “Employee”) (collectively “the Parties”).

WHEREAS, Ms. Campion is employed by Northeast as Chief Administrative Officer pursuant to an Employment Agreement dated December 30, 2010 (“Employment Agreement”);

WHEREAS, Northeast Bancorp granted Ms. Campion an option to purchase 59,404 shares of voting common stock of Northeast Bancorp, par value $1.00 per share (“Voting Common Stock”), on December 29, 2010, pursuant to the Northeast Bancorp Amended and Restated 2010 Stock Option and Incentive Plan (the “Plan”) and subject to the restrictions and conditions set forth in the Amended and Restated Non-Qualified Performance-Based Stock Option Agreement dated December 29, 2010, as amended and restated on March 22, 2013 (“2010 Performance-Based Stock Option Agreement”), and the Plan;

WHEREAS, Northeast Bancorp granted Ms. Campion an option to purchase 59,404 shares of Voting Common Stock on December 29, 2010, pursuant to the Plan and subject to the restrictions and conditions set forth in the Non-Qualified Time-Based Stock Option Agreement dated December 29, 2010 (“2010 Time-Based Stock Option Agreement”) and the Plan;

WHEREAS, Northeast Bancorp granted Ms. Campion (i) an option to purchase 33,059 shares of Voting Common Stock on January 31, 2013 (the “2013 Option Award”), pursuant to the Plan and subject to the restrictions and conditions set forth in the Non -Qualified Stock Option Agreement dated January 31, 2013and the Plan, and (ii) 5,277 restricted shares of Voting Common Stock (the “2013 Restricted Stock Award”) pursuant to the Plan and subject to the restrictions and conditions set forth in the Restricted Stock Award Agreement dated January 31, 2013 and the Plan; and

WHEREAS, the Parties desire to enter into this Separation Agreement concerning Ms. Campion’s resignation from the Company in an effort to amicably resolve any and all existing and/or potential disputes that have arisen or may arise relating to and in connection with Ms. Campion’s employment.

NOWTHEREFORE, intending to be legally bound, and in consideration of the mutual promises and commitments set forth in this Separation Agreement and General Release, the parties hereby agree as follows:

1.                                      Resignation.  Ms. Campion’s employment with the Company will terminate effective September 13, 2013 (“Resignation Date”). Northeast agrees to provide Ms. Campion with her full salary and benefits due for work performed through her Resignation Date.  Ms. Campion will be entitled to receive payment of any unused accrued vacation time through her Resignation Date.

2.                                      Consideration.  As consideration for this Separation Agreement (including the general release of claims set forth in Paragraph 4 below), Northeast agrees to provide Ms. Campion with the following payments and benefits (the “Consideration”):

a.                                      Severance Payments.  Provided she remains at all times in compliance with the terms of this Separation Agreement and with the terms of Sections7 and 8 of the Employment Agreement (as modified by Section 3 of this Separation Agreement), Northeast agrees to pay Ms. Campion Severance Payments in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (“Severance Payments”), which amount is equal to ten months of Ms. Campion’s base salary.  The Severance Payments will be subject to required tax withholding and deductions and will be paid in equal installments on regular Northeast payroll periods for ten months, beginning on the first payroll date following the later of the Resignation Date or the expiration of the Revocation Period (as defined in Paragraph 11 of this Separation Agreement).

b.                                      Equity Awards. The stock options covered by the 2010 Performance-Based Stock Option Agreement and 2010 Time-Based Stock Option Agreement(together, the “2010 Stock Option Award Agreements”), whether or not vested or exercisable as of the Resignation Date, shall remain outstanding and the2010 Stock Option Award Agreements shall be amended as provided on the attached Exhibit A. Ms. Campion hereby acknowledges that no portion of the 2013 Option Award or 2013 Restricted Stock Award shall be vested as of the Resignation Date and, therefore, the 2013 Option Award shall terminate and the shares of Voting Common Stock subject to the 2013 Restricted Stock Award shall be forfeited, in each case as of the Resignation Date.

c.                                       Termination of Group Benefits; Payment of COBRA Premiums. Ms. Campion’s eligibility to participate in any employer-sponsored benefit plans will terminate upon the Resignation Date, subject to any continuation or conversion rights she may have under said plans.  Ms. Campion and/or any of her dependent(s) may elect to continue group health and/or dental benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

d.                                      No Other Payments or Consideration.  Ms. Campion acknowledges that, except for the promises and benefits expressly provided under Paragraph 2 of this Separation Agreement, she is not entitled to, nor has she been promised, any other payments or benefits.

3.                                      Restrictive Covenants.  Ms. Campion acknowledges and hereby reaffirms her continuing obligations to Northeast pursuant to Sections 7 and 8 of the Employment Agreement, the terms of which are incorporated by reference herein (collectively, along with Paragraph 6 of this Separation Agreement, the “Restrictive Covenants”); provided, however, that the duration of Ms. Campion’s noncompetition obligations under Section 8 of the Employment Agreement is hereby reduced to ten (10) months following the Resignation Date.

4.                                      General Release of Claims.  In consideration for the commitments and benefits set forth in Paragraph 2 above, the Consideration which Ms. Campion hereby acknowledges is in addition to anything of value to which she is already entitled, Ms. Campion releases and discharges Northeast Bancorp, Northeast Bank and each of their affiliates, subsidiaries, divisions, successors and assigns, and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to throughout this Separation Agreement as the “Released Parties”), generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when she signs this Separation Agreement, Ms. Campion has, ever had, now claims to have or ever claimed to have had against any or all of the Released Parties.  This release includes, without limitation, all Claims:

•                  relating to Ms. Campion’s employment by and termination of employment with Northeast;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect Ms. Campion’s vested rights under Northeast’s Section 401(k) plan or her rights under this Separation Agreement.  Notwithstanding the foregoing, this release shall not apply to any claim by Ms. Campion to enforce this Separation Agreement or to recover for any breach of this Separation Agreement.

In the event there is any third party action against the Released Parties in which there is a damages award or other equitable or legal remedies, including attorney’s fees or costs. Relating to the released Claims above and benefitting Ms. Campion, she agrees not to accept such damages or other award.  As a material inducement to Northeast to enter into this Separation Agreement, Ms. Campion represents that she has not assigned any Claim to any third party.

5.                                      Non-Admission of Liability or Wrongdoing.  Ms. Campion and Northeast hereby acknowledge and agree that this Separation Agreement is not, and shall not be construed as an admission, concession or evidence of liability or wrongdoing of any nature or description whatsoever on the part of Northeast or Ms. Campion.

6.                                      Mutual Covenant Not to Engage in Disparaging or Defamatory Conduct.  Ms. Campion covenants and agrees not to disparage, defame or otherwise engage in conduct that, in any way, reflects adversely upon Northeast, or any current or former employee of Northeast. Northeast agrees to instruct its directors and officers as of the Resignation Date not to disparage or defame Ms. Campion or otherwise engage in conduct that, in any way, reflects adversely upon Ms. Campion.  Notwithstanding, this mutual obligation shall not in any way affect the Parties’ obligation to testify truthfully in any legal proceeding.

7.                                      Return of Northeast Property.  Ms. Campion acknowledges that on or before her Resignation Date she is obligated to turn over to Northeast all property, tangible or intangible, belonging to Northeast, including but not limited to the following: keys, access cards, credit cards, laptops, computer equipment, cell phones and other communication devices, documents, files, data, and records.  Ms. Campion also commits to deleting and finally purging any duplicates of files or documents that may contain Northeast information from any computer or other device that remains her property after the Resignation Date.  In the event that Ms. Campion discovers that she continues to retain any such property, she shall return it to Northeast immediately.

8.                                      Governing Law; Photocopies.  This Separation Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  The parties agree that any disputes between the parties shall be resolved exclusively in the federal or state courts of the Commonwealth of Massachusetts.  In the event of any dispute, this Separation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either party or the “drafter” of all or any portion of this Separation Agreement. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals. A photocopy of a fully executed Separation Agreement shall be deemed an original for all purposes.

9.                                      Entire Agreement; Amendment; Waivers.  Ms. Campion acknowledges that she has carefully read and fully understands the provisions of this Separation Agreement, which sets forth the entire agreement between Northeast and Ms. Campion.  Ms. Campion acknowledges that, in signing this Separation Agreement, she is not relying upon any promises or representations made by anyone at or on behalf of Northeast, other than the promises explicitly set forth in this Separation Agreement.  The obligations of the parties under this Separation Agreement shall supersede any obligations the parties may have, or arguably have, under any prior appointment letter(s) or employment agreement(s) or pursuant to any written or oral commitments or understandings, except for the Restrictive Covenants, and the 2010 Stock Option Award Agreements, which will remain in full force and effect according to their terms (as such2010 Stock Option Award Agreements have been amended as set forth in Exhibit A).This Separation Agreement may not be changed orally but only by an agreement or agreements, in writing, executed by the party waiving compliance.  The failure of either party to this Separation Agreement at any time or from time to time to require performance of any of the other party’s obligations under this Separation Agreement shall in no manner affect such non-requiring party’s right to enforce any provisions of this Separation Agreement at a subsequent time; and the waiver by the non-requiring party of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

10.                               Review Period & Consultation with Legal Counsel.  Ms. Campion hereby acknowledges that she has been given at least twenty-one days (21) within which to consider this Separation Agreement, and that she has been advised that she should consult an attorney prior to executing it.  Ms. Campion further acknowledges that she has carefully read and fully understands all of the provisions of this Separation Agreement and that she enters into it knowingly and voluntarily and without any coercion.  If she has signed this Separation Agreement before the end of such consideration period, Ms. Campion acknowledges that such decision was entirely voluntary and that she had the right to consider this Separation Agreement for the entire twenty-one (21) day period.

11.                               Revocation Period.  Ms. Campion understands that she may revoke her acceptance of this Separation Agreement for a period of seven (7) days after she has signed it (“Revocation Period”).To be effective, Ms. Campion’s revocation must be in writing and received by the Chief Executive Officer of Northeast Bancorp within the Revocation Period.

12.                               Effective Date.  This Separation Agreement shall not become effective or enforceable against Northeast or Ms. Campion until the expiration of seven (7) days following the execution by Ms. Campion and the receipt by Northeast of this Separation Agreement.

13.                               Enforceability.  Ms. Campion agrees that, if any portion or provision of this Separation Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

14.                               Taxes.  Northeast shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Separation Agreement shall be construed to require Northeast to make any payments to compensate Ms. Campion for any adverse tax effect associated with any payments or benefits made to Ms. Campion in connection with Ms. Campion’s employment with Northeast.

15.                               Successors and Assigns. The parties agree that their rights and obligations hereunder are binding upon and inure to the benefit of their respective successors and assigns, and in the case of Ms. Campion, to her heirs as well.

16.                               Termination and Return of Payments.  In the event that Ms. Campion fails to comply with any of the provision of this Separation Agreement, including any of the Restrictive Covenants that have been incorporated by reference, in addition to any other legal or equitable remedies it may have for such breach, Northeast shall have the right to terminate its payments to her under this Separation Agreement.  The termination of such payments in the event of Ms. Campion’s breach will not affect her continuing obligations under this Separation Agreement.  In addition, if Ms. Campion pursues a court action in which she seeks any remedy based on any Claim that is within the scope of Claims that Ms. Campion is releasing in this Separation Agreement, (i) Northeast shall have the right to terminate its payments to her under this

Separation Agreement; and (ii) Northeast shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails based upon its contention that Ms. Campion released such Claim pursuant to this Separation Agreement; provided, however, that (ii) shall not apply to any Claim based on the Age Discrimination in Employment Act with respect to which Ms. Campion asserts that her release in this Separation Agreement is ineffective, except to the extent that a court determines in its discretion to award restitution, recoupment or setoff to Northeast in accordance with applicable law.

17.                               Section 409A.  Anything in this Separation Agreement to the contrary notwithstanding, if at the time of Ms. Campion’s separation from service within the meaning of Section 409A of the Code, Northeast determines that Ms. Campion is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Ms. Campion becomes entitled to under this Separation Agreement on account of Ms. Campion’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Ms. Campion’s separation from service, or (B) Ms. Campion’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  The parties intend that this Separation Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Separation Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Separation Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).The parties agree that this Separation Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Northeast makes no representation or warranty and shall have no liability to Ms. Campion or any other person if any provisions of this Separation Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Separation Agreement as of the day and year first above written.

NORTHEAST BANCORP

By:	/s/ Richard Wayne
Name:	Richard Wayne
Title:	President and Chief Executive Officer

NORTHEAST BANK

By:	/s/ Richard Wayne
Name:	Richard Wayne
Title:	President and Chief Executive Officer

You are advised to consult with an attorney before signing this Separation Agreement.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Separation Agreement and that you are knowingly and voluntarily entering into this Separation Agreement.

/s/ Heather Campion
Heather Campion

Date:	8/15/13

[Signature Page to Separation Agreement & General Release]

Exhibit A

Amendment to the Stock Option Agreements

AMENDMENT TO THE
STOCK OPTION AGREEMENTS

This Amendment (the “Amendment”) to the Non-Qualified Time-Based Stock Option Agreement dated December 29, 2010 (the “Time-Based Option Agreement”) and the Amended and Restated Non-Qualified Performance-Based Stock Option Agreement dated December 29, 2010, as amended and restated on March 22, 2013 (the “Performance-Based Option Agreement,” and, together with the Time-Based Option Agreement, the “2010 Stock Option Award Agreements”), by and between the Company and Heather Campion (the “Optionee”) under the Northeast Bancorp (the “Company”) Amended and Restated 2010 Stock Option and Grant Plan (the “Plan”) is made as of August 15, 2013, by and between the Company and the Optionee.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan and the respective 2010 Stock Option Award Agreement.

R E C I T A L S

WHEREAS, the Optionee was granted (i) an option to purchase 59,404 shares of Voting Common Stock of the Company on December 29, 2010 as set forth in the Time-Based Option Agreement and (ii) an option to purchase 59,404 shares of Voting Common Stock of the Company on December 29, 2010 as set forth in the Performance-Based Option Agreement (together, the “Options”).

WHEREAS, the Optionee, the Company and Northeast Bank entered into a Separation Agreement as of August 15, 2013 (the “Separation Agreement”), which agreement shall become effective upon the expiration of the Revocation Period in accordance with Section 12 of the Separation Agreement (the “Effective Date”);

WHEREAS, the parties desire to amend the 2010 Stock Option Award Agreements to modify the treatment of the Options upon a termination of Optionee’s employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Amendment of Time-Based Option Agreement.  Upon the Effective Date of the Separation Agreement, the Time-Based Option Agreement shall be amended by deleting Section 3 in its entirety and replaced as follows:

“3.                                Termination of Employment.  Notwithstanding anything herein or in the Plan to the contrary, if the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated for any reason other than for Cause (as such term is defined in the Employment Agreement by and between the Company and the Optionee), this Stock Option shall remain outstanding until the Expiration Date and, to the extent such Stock Option is not exercisable as of the date of such termination of employment, shall become exercisable at the time(s) and with respect to the number of Option Shares as set forth in Section 1 of this Agreement.”

1

2.                                      Amendment of Performance-Based Option Agreement.  Upon the Effective Date of the Separation Agreement, Section 3 of the Performance-Based Option Agreement shall be amended by deleting Section 3 in its entirety and replacing it with the following:

“3.                                Termination of Employment.  Notwithstanding anything herein or in the Plan to the contrary, if the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated for any reason other than for Cause (as such term is defined in the Employment Agreement by and between the Company and the Optionee), this Stock Option shall remain outstanding until the Expiration Date and, to the extent such Stock Option is not exercisable as of the date of such termination of employment, may become exercisable subject to satisfaction of the terms and conditions set forth in Section 1 of this Agreement; provided, however, any portion of this Stock Option that is not exercisable as of the seventh anniversary of the Grant Date shall terminate immediately and be of no further force or effect.”

3.                                      No Other Changes.  All other terms and conditions as set forth in the Plan and the 2010 Stock Option Award Agreements shall remain the same.  In the event the Separation Agreement does not become effective, this Amendment shall be of no force or effect.

4.                                      Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Maine without regard to conflicts of law principles thereof.

5.                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amendment to the Option as of the day and year first above written.

COMPANY:		OPTIONEE:

NORTHEAST BANCORP		HEATHER CAMPION

By:	/s/ Richard Wayne	/s/ Heather Campion
Name:	Richard Wayne
Title:	President and Chief Executive Officer

2